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                                                                    Exhibit 10.5

                              T CELL SCIENCES, INC.
                                PERFORMANCE PLAN

PURPOSE

      T Cell Sciences wishes to recognize the collective efforts of its permanent employees by awarding them with additional compensation upon the achievement of performance goals. The additional compensation will be determined at the end of each fiscal year based on the employee's salary grade level and the percentage of performance goals met during that fiscal year. The payout of this additional compensation will be determined and allocated in accordance with the Performance Plan, summarized below.

PERFORMANCE PLAN DESCRIPTION

(1) ELIGIBILITY & PARTICIPATION

      All permanent employees (full and part time) of T Cell Sciences who have had permanent employment status for at least the last six months of a fiscal year are eligible for a Performance Plan payout for that fiscal year. The payout will a pro-rata amount based on the actual versus annualized permanent employment base pay for the fiscal year.

      The Performance Plan payout will be a percentage of the employee's base pay received during the fiscal year (excluding any overtime pay or other special compensation) up to a set participation target for each salary ~r4de, as established from time to time by the Compensation Committee of the Board of Directors. The participation target for any individual employee may be set at a lower level in the discretion of the Chief Executive Officer or at a higher level with the approval of the Compensation Committee, from the participation targets then in effect for the employee's salary grade.

      In the event an employee is promoted during a fiscal year into a salary grade level with a higher participation target, the payout will be calculated pro rata under the old and new targets based on the percentage of time the employee has been employed in each salary grade level.

      Performance Plan payouts will normally be made after the end of each fiscal year when a determination is made of the percentage of payout due to all employees (see "Payout Determination" below). Payouts will be made only to employees who have a permanent employment status with the Company at the time of the payout, unless other arrangements have been approved in advance by the Chief Executive Officer for employees eligible for participation of targets of 10% or less or by the Compensation Committee for employees eligible for higher targets.

(2) PAYOUT DETERMINATION

      The Performance Plan payouts are determined by the achievement of performance goals. In conjunction with the Company's budget process each fiscal year, the performance goals for each fiscal year are proposed by management, approved by the Compensation Committee and ratified by the Board of Directors. The goals for any fiscal year may be set in whole or part on company-wide, departmental and/or individual performance. The relative weight of each goal may vary for different departments or individuals, with the weight to be approved when the goals are approved.

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      At the end of each fiscal year, management of the Company will review with the Compensation Committee the performance against each goal set for that fiscal year. The Compensation Committee will determine the percentage of goals achieved which will be the percentage to be applied against each employee's applicable participation target. The percentage approved by the Compensation Committee will be ratified by the Board of Directors.

      The approved participation target percentage will then be used to calculate each employee's payout. The Performance Plan payouts are to be paid in cash after any required deductions or withholdings.

(3) EFFECTIVE DATE AND AMENDMENTS

      The Performance Plan supersedes the Company's Management Incentive Plan and is effective as of May 1, 1992, with the first payout to be made by December 31, 1992 for the eight month stub fiscal year. The Performance Plan may be amended, suspended or terminated at any time at the discretion of the Compensation Committee.

(4) NO CONTRACT OF EMPLOYMENT

      The Performance Plan shall not be considered to create any contract of employment or any right of continued services between the Company and any employee.


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                              T CELL SCIENCES INC.
                                PERFORMANCE PLAN

      Effective as of May 1, 1992, and until amended in writing by the Compensation Committee, the participation targets for each salary grade will be as set forth below:


             2 % - all non-exempt grades & exempt salary grades 1-5 5 % - exempt salary grade 6
             10% - exempt salary grade 7-8
             15% - exempt salary grades 9-10, non-executive officers 20% - executive officers